UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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First Acceptance Corporation

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FIRST ACCEPTANCE CORPORATION
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD NOVEMBER 5, 2008
To our Stockholders:
     The 2008 annual meeting of stockholders of First Acceptance Corporation will be held Wednesday, November 5, 2008, at 9:30 a.m., central time, at our corporate headquarters, which are located at 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. At the meeting, stockholders will vote on the following matters:
1.	Election of the nine directors set forth in this proxy statement to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified;

2.	Ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2009; and
3.	Any other matters that may properly come before the meeting.
     Stockholders of record at the close of business on October 1, 2008 are entitled to notice of and to vote at the meeting.
     Your vote is important. Please COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY CARD in the enclosed stamped envelope in order that as many shares as possible will be represented.
By Order of the Board of Directors,
Kevin P. Cohn
Secretary
Nashville, Tennessee
October 6, 2008

FIRST ACCEPTANCE CORPORATION
3322 WEST END AVE., SUITE 1000
NASHVILLE, TENNESSEE 37203

PROXY STATEMENT

     The Board of Directors of First Acceptance Corporation (referred to herein as the “Board” or the “Board of Directors”) is soliciting proxies to be used at the 2008 annual meeting of stockholders. This proxy statement and the enclosed proxy card will be first mailed to stockholders on or about October 6, 2008.
ABOUT THE MEETING
What Is the Purpose of the Annual Meeting?
     At our annual meeting, stockholders will vote on the matters outlined in the accompanying notice of meeting. In addition, our management will report on our performance during fiscal 2008 and respond to questions from stockholders.
Who Is Entitled to Vote?
     Only stockholders of record at the close of business on the record date, October 1, 2008, are entitled to receive notice of the annual meeting and vote the shares of common stock that they held on that date at the meeting, or any postponement or adjournment of the meeting. Each outstanding share of our common stock entitles its holder to cast one vote on each matter to be voted upon.
What Constitutes a Quorum?
     For purposes of voting on all matters, the presence at the meeting, in person or by proxy, of the holders of a majority of the shares of common stock outstanding on the record date will constitute a quorum. As of the record date, 48,084,667 shares of our common stock were outstanding. Proxies received but marked as abstentions will be included in the calculation of the number of shares considered to be present at the meeting.
How Do I Vote?
     If you complete and properly sign the accompanying proxy card and return the card to us, the card will be voted as you direct. If you are a registered stockholder and attend the meeting, you may deliver your completed proxy card in person. “Street name” stockholders who wish to vote at the meeting will need to obtain a proxy form from the institution that holds their shares.
Can I Change My Vote After I Return My Proxy Card?
     Yes. You can revoke your proxy at any time before it is exercised in any of three ways:
•	by submitting written notice of revocation to the Assistant Secretary;

•	by submitting another proxy that is later dated and properly signed; or
•	by voting in person at the meeting.

What Are the Board’s Recommendations?
     Unless you give other instructions on your proxy card, the persons named as proxy holders on the proxy card will vote in accordance with the recommendations of the Board of Directors. The Board’s recommendations are set forth below, and a description of each item is included in this proxy statement. In summary, the Board recommends a vote:
•	for election of each of the nominated directors; and

•	for ratification of the appointment of Ernst & Young LLP as our independent auditors for the fiscal year ending June 30, 2009.
     With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.
What Vote Is Required to Approve Each Proposal?
     Each of the director nominees must receive affirmative votes from a plurality of the votes cast to be elected. This means that the nine nominees receiving the greatest number of votes will be elected as directors. The ratification of the appointment of Ernst & Young LLP as our independent auditors, as well as any other matter that properly comes before the meeting, in order to be approved, must receive affirmative votes from a majority of the shares represented in person or by proxy and entitled to vote on the matter. If you abstain from voting on the election of directors, your abstention will have no effect on the outcome, provided that a quorum has been established. If you abstain from voting on the ratification of the appointment of Ernst & Young LLP as our independent auditors, your abstention will have the same effect as a vote against the proposal.
Will My Shares Be Voted if I Do Not Sign and Return My Proxy Card?
     If you are a registered stockholder and do not sign and return your proxy card, your shares will not be voted at the annual meeting. If your shares are held in “street name” and you do not issue instructions to your broker, your broker may vote your shares at its discretion.
What Is a “Broker Nonvote?”
     Under current New York Stock Exchange rules, brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares on proposals that are deemed to be routine matters. If a proposal is not a routine matter, the broker or nominee may not vote the shares with respect to the proposal without receiving instructions from the beneficial owner of the shares. If a broker turns in a proxy card expressly stating that the broker is not voting on a nonroutine matter, such action is referred to as a “broker nonvote.” Under current New York Stock Exchange rules, the proposals relating to the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent auditors are deemed to be routine matters with respect to which brokers and nominees may exercise their voting discretion without receiving instructions from the beneficial owner of the shares. Therefore, there should be no broker nonvotes at the annual meeting.

STOCK OWNERSHIP
     The following table shows the amount of our common stock beneficially owned (unless otherwise indicated) by our current directors, our named executive officers listed in this proxy statement and our current directors and executive officers as a group. Except as indicated in the table, none of our stockholders beneficially owns more than 5% of our common stock. Except as otherwise indicated, all information is as of October 1, 2008.

			Acquirable
	Outstanding		Within 60	Percent of
Name	Shares (1)		Days (2)	Class (3)
Gerald J. Ford	16,073,465	(4)	—	33.4%
Thomas M. Harrison, Jr.	6,999,999	(5)	100,000	14.7%
Donald J. Edwards	536,666	(6)	3,725,678	8.2%
Rhodes R. Bobbitt	170,661		—	*
Tom C. Nichols	48,500		—	*
Lyndon L. Olson, Jr.	24,000		—	*
William A. Shipp, Jr.	18,000		—	*
Harvey B. Cash	3,000		—	*
Stephen J. Harrison	7,014,999	(7)	91,681	14.8%
Edward L. Pierce	465,000	(8)	125,000	1.2%
Kevin P. Cohn	—		50,000	*
Dan L. Walker	—		—	*
Keith E. Bornemann	—		2,000	*
Randy L. Reed	1,259		40,000	*
All current directors and executive officers as a group (13 persons)	31,354,290		4,094,359	67.9%

*	Represents less than 1% of our outstanding common stock.

(1)	The number of shares shown includes shares that are individually or jointly owned, as well as shares over which the individual has either sole or shared investment or voting authority.

(2)	Reflects the number of shares that could be purchased by exercise of options exercisable on October 1, 2008 or within 60 days thereafter under our stock option plan.

(3)	Pursuant to the rules of the Securities and Exchange Commission (the “SEC”), shares of common stock that an individual owner has a right to acquire within 60 days pursuant to the exercise of stock options are deemed to be outstanding for the purpose of computing the ownership of that owner, but are not deemed outstanding for the purpose of computing the ownership of any other individual owner. Likewise, the shares subject to options held by our directors and executive officers that are exercisable within 60 days are all deemed outstanding for the purpose of computing the percentage ownership of all executive officers and directors as a group.

(4)	Includes 12,319,654 shares owned through Hunter’s Glen/Ford Ltd. (“Hunter’s Glen”); 1,229,718 shares owned through Turtle Creek Revocable Trust (“Turtle Creek Trust”); and 1,960,365 shares owned by Jeremy B. Ford, Mr. Ford’s son. Because Mr. Ford is one of two general partners of Hunter’s Glen and the sole stockholder of Ford Diamond Corporation, a Texas corporation and the other general partner of Hunter’s Glen, Mr. Ford is considered the beneficial owner of the shares that Hunter’s Glen owns. Since Mr. Ford is trustee of Turtle Creek Trust, Mr. Ford is considered the beneficial owner of the shares that Turtle Creek Trust owns. Address: 200 Crescent Court, Suite 1365, Dallas, Texas 75201.

(5)	Includes 6,999,999 shares held by the Thomas M. Harrison, Jr. Family 2008 Grantor Retained Annuity Trust c/o Bass, Berry & Sims PLC. Address: 315 Deaderick St., Suite 2700, Nashville, Tennessee 37238.

(6)	Address: Flexpoint Partners, LLC, 676 N. Michigan Avenue, Suite 3300, Chicago, Illinois 60611.

(7)	Includes 15,000 shares of unvested restricted stock and 6,999,999 shares held by the Stephen J. Harrison 2008 Grantor Retained Annuity Trust c/o Bass, Berry & Sims PLC. Address: 315 Deaderick St., Suite 2700, Nashville, Tennessee 37238.

(8)	Includes 415,000 shares of unvested restricted stock.

Section 16(a) Beneficial Ownership Reporting Compliance
     The federal securities laws require our directors and executive officers and persons who own more than 10% of our common stock to timely file with us and the SEC initial reports of ownership and reports of changes in ownership. Based solely upon a review of filings with the SEC and written representations that no other reports were required, we believe that all of our directors and officers complied during fiscal 2008 with their reporting requirements, except that each of Messrs. Bobbitt, Cash, Nichols, Olson and Shipp filed one late report covering one transaction.
CORPORATE GOVERNANCE
Corporate Governance Guidelines
     We have adopted Corporate Governance Guidelines that outline the composition, operations and responsibilities of the Board of Directors. The Guidelines require that at least a majority of the members of the Board must be independent, as defined by applicable law and the standards of the New York Stock Exchange. The Board has determined that each of Messrs. Bobbitt, Cash, Nichols, Olson and Shipp are “independent” within the meaning of the rules of the New York Stock Exchange as currently in effect. The Guidelines also require that all of the members of the audit, compensation and nominating and corporate governance committees of the Board must be independent. A copy of our Corporate Governance Guidelines may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Corporate Governance Guidelines to any stockholder who requests a copy by delivering written notice to Michael J. Bodayle, Assistant Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     The non-management members of the Board of Directors meet regularly in executive sessions. The Chairman of the Board of Directors presides over executive sessions of the non-management directors. Stockholders and all other interested parties may send communications to the Chairman of the Board of Directors or to any of the non-management directors at 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
Code of Business Conduct and Ethics
     The Board has adopted a Code of Business Conduct and Ethics which outlines the principles, policies and laws that govern our activities and establishes guidelines for professional conduct in the workplace. The Code of Business Conduct and Ethics includes provisions relating to ethical conduct, conflicts of interest, compliance with law and internal reporting of violations of the code. The Code of Business Conduct and Ethics applies to directors as well as executive officers and other employees. Every employee is required to read and certify annually that he or she has read and understands, and will comply with, the code. A copy of our Code of Business Conduct and Ethics may be found on the corporate governance page of our website at www.firstacceptancecorp.com, and we will send a written copy of our Code of Business Conduct and Ethics to any stockholder who requests a copy by delivering written notice to Michael J. Bodayle, Assistant Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. We intend to disclose amendments to or waivers from the Code of Business Conduct and Ethics for the benefit of our executive officers or directors, if any, on our web site at www.firstacceptancecorp.com.

PROPOSAL 1 — ELECTION OF DIRECTORS
     The Board of Directors is comprised of nine members. The Board of Directors has nominated and recommends to the stockholders Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrison, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. for election to serve as directors until our next annual meeting of stockholders and until such time as their respective successors are duly elected and qualified. Each of the director nominees is currently a director and was elected by the stockholders at our 2007 annual meeting of stockholders.
     If any of the nominees should become unable to accept election, the persons named in the proxy may vote for such other person or persons as may be designated by the Board of Directors. Management has no reason to believe that any of the nominees named above will be unable to serve.
     Certain information with respect to the nominees for election as directors is set forth below.
     Rhodes R. Bobbitt, 63, has served as a director of the Company since August 2004. From February 1987 until his retirement in June 2004, Mr. Bobbitt served as managing director and Dallas regional office manager of the Private Client Service Group — Credit Suisse First Boston and its predecessor, Donaldson, Lufkin & Jenrette. Prior to joining Donaldson, Lufkin & Jenrette, Mr. Bobbitt was vice president of security sales in the Dallas office of Goldman Sachs & Co. Mr. Bobbitt is a director of Hilltop Holdings, Inc.
     Harvey B. Cash, 69, has served as a director of the Company since November 1996. Mr. Cash has been a general partner of InterWest Partners, a venture capital fund, since 1986. Mr. Cash is a director of Silicon Laboratories, Ciena Corporation, and Argo Group International Holdings, Ltd.
     Donald J. Edwards, 42, has served as a director of the Company since July 2002. Mr. Edwards currently is the managing principal for Flexpoint Partners, LLC, a Chicago-based private equity firm, and served as our President and Chief Executive Officer from July 2002 through April 2004. Prior to July 2002, Mr. Edwards served as a Principal in GTCR Golder Rauner, a Chicago-based private equity firm, for over five years.
     Gerald J. Ford, 64, has been Chairman of the Board of Directors and a director of the Company since its formation in August 1996. Mr. Ford served as our Chief Executive Officer from our formation until July 2002. He currently is a private investor, and serves as Chairman of the Board of Trustees of Southern Methodist University and as a trustee of Southwestern Medical Foundation. Mr. Ford was the Chairman of the Board, Chief Executive Officer and a director of Golden State Bancorp Inc., a holding company whose primary asset was its indirect ownership of California Federal Bank, from September 1998 through November 2002. Mr. Ford is a director of Freeport-McMoRan Copper & Gold, McMoRan Exploration Co., Scientific Games Corporation and Hilltop Holdings, Inc.
     Stephen J. Harrison, 56, has served as our Chief Executive Officer and a director of the Company since April 2004. Mr. Harrison served as our President from April 2004 through February 2008. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor of USAuto Holdings, Inc. (“USAuto Holdings”), which we acquired in April 2004. Mr. Harrison has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1974 to 1991, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., a director of the Company.
     Thomas M. Harrison, Jr., 58, has served as a director of the Company since April 2004. Mr. Harrison served as Executive Vice President and Secretary of the Company from April 2004 until December 2007. Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor to USAuto Holdings, in 1995 and served as Vice President and Secretary of USAuto Holdings from 1995 until December 2007. Mr. Harrison is the brother of Stephen J. Harrison, who is our Chief Executive Officer and a director of the Company.

     Tom C. Nichols, 61, has served as a director of the Company since November 2005. Mr. Nichols has served as Investment Chief Executive Officer of Carlile Holdings, Inc., a bank holding company, since March 2008. Mr. Nichols served as President and a director of First United Bancorp and Chairman, President and Chief Executive Officer of State National Bancshares, Fort Worth from October 1996 to March 2008. Mr. Nichols previously served as President of Ford Bank Group.
     Lyndon L. Olson, Jr., 61, has served as a director of the Company since August 2004. Mr. Olson has served as a senior advisor to Citigroup, Inc., serving as a consultant to senior management, since 2001. Mr. Olson served as United States Ambassador to Sweden from 1998 until 2001. From 1990 to 1998, Mr. Olson served with Citigroup as President and Chief Executive Officer of Travelers Insurance Holdings and the Associated Madison Companies. Prior to joining Citigroup, Mr. Olson served as President of the National Group Corporation and Chief Executive Officer of its National Group Insurance Company.
     William A. Shipp, Jr., 56, has served as a director of the Company since August 2004. Mr. Shipp has been principal of W.A. Shipp, Jr. & Co., a financial advisory firm, since July 1995 and has served as Treasurer/Secretary of the Jack C. Massey Foundation since July 1999. From December 1983 to June 1995, Mr. Shipp served as Vice President of Massey Investment Company. Prior to joining Massey Investment Company, Mr. Shipp worked for more than eight years in various audit and tax capacities for Ernst & Young LLP. Mr. Shipp is a certified public accountant.
Required Vote; Recommendation of the Board
     The affirmative vote of a plurality of the votes cast by the stockholders entitled to vote at the meeting is required for the election of directors. Abstentions will be counted in determining whether there is a quorum, but will not be voted with respect to the proposal. Therefore, so long as a quorum has been established, abstentions will have no effect on whether this proposal is approved.
     The Board of Directors recommends that you vote FOR each of the nominees.

How Are Our Directors Compensated?
     Each non-employee director receives an annual retainer of $20,000, payable in equal, quarterly installments in arrears. The Chairman of the Audit Committee of the Board of Directors receives an additional annual retainer of $5,000, payable in equal, quarterly installments in arrears. Non-employee directors also receive a fee of $2,000 for each Board of Directors meeting attended and $1,000 for each Board committee meeting attended. In addition, non-employee directors other than Messrs. Ford and Edwards receive an award pursuant to our 2002 Long Term Incentive Plan, as amended, of 1,000 shares of restricted stock on the date of each annual meeting of our stockholders. The restricted stock is subject to forfeiture if the director ceases to serve as a director of the Company during the period of six months following the date of the award, subject to certain exceptions.
     The following table summarizes information with respect to the compensation paid to the members of our Board in fiscal 2008.

	Fees Earned	Stock
	or Paid in	Awards
Name	Cash ($)	($) (1)	Total ($)
Rhodes R. Bobbitt	37,000	3,200	40,200
Harvey B. Cash	31,000	3,200	34,200
Donald J. Edwards	30,000	—	30,000
Gerald J. Ford	28,000	—	28,000
Thomas M. Harrison, Jr. (2)	14,000	—	14,000
Thomas C. Nichols	36,000	3,200	39,200
Lyndon L. Olson, Jr.	31,000	3,200	34,200
William A. Shipp, Jr.	42,000	3,200	45,200

(1)	Represents the proportionate amount of the total value of stock awards to directors recognized as an expense during fiscal 2008 for financial accounting purposes under Statement of Financial Accounting Standards No. 123 (Revised), Share Based Payment (“FAS 123R”), disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. Compensation expense is equal to the grant date fair value of the stock awards using the closing price for the Company’s common stock on the New York Stock Exchange on the date of grant. As of June 30, 2008, non-employee directors held outstanding stock awards for the following number of shares of our common stock: Mr. Bobbitt, 3,000; Mr. Cash, 3,000; Mr. Nichols, 3,000; Mr. Olson, 3,000; and Mr. Shipp, 3,000.

(2)	Mr. Thomas M. Harrison, Jr. was an executive officer of the Company until December 2007, and did not receive any compensation for his service as a director prior to January 1, 2008.
What Committees Has the Board Established?
     The Board of Directors has standing Audit, Compensation, and Nominating and Corporate Governance Committees. A copy of the charter for each committee may be found on the corporate governance page of our website at www.firstacceptancecorp.com and is available to any stockholder who requests a copy by delivering written notice to Michael J. Bodayle, Assistant Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     Audit Committee. The principal functions of the Audit Committee are (i) to oversee our accounting and financial reporting processes and audits of our financial statements; (ii) to engage or discharge our independent auditors; (iii) to review the nature and scope of the audit, including, but not limited to, a determination of the effectiveness of the audit effort through meetings held at least annually with independent auditors, and a determination through discussion with the auditors that no unreasonable restrictions were placed on the scope or implementation of their examinations; (iv) to oversee and review the independence, qualifications and performance of the auditors; (v) to pre-approve all auditing and non-auditing services to be provided by our independent auditors; (vi) to review our financial statements and disclosures in our periodic reports with management and our independent auditors; (vii) to review our policies with respect to risk assessment, risk management and the quality and adequacy of our internal controls and processes through discussions with and reports from our independent auditors and management; (viii) to establish procedures for handling any complaints relating to accounting, internal controls or auditing matters and to ensure that such complaints are treated confidentially and anonymously; (ix) to review material changes in accounting and reporting principles and practices and discuss with management and outside auditors the selection, application and disclosure of critical accounting policies and practices used in our financial statements; (x) to retain, at our expense, outside counsel, auditors or other experts, consultants or advisors as it deems necessary or appropriate in the performance of its duties; and (xi) to report to the full Board of Directors on the results of its reviews. The Audit Committee operates under a written charter adopted by the full Board of Directors. Members of the Audit Committee are Messrs. Bobbitt, Nichols and Shipp, all of whom are independent directors. Mr. Shipp is an audit committee financial expert, as defined in Item 407(d)(5)(ii) of Regulation S-K. During fiscal 2008, the Audit Committee met five times.
     Compensation Committee. The functions of the Compensation Committee include reviewing and approving the Company’s compensation policies, the compensation arrangements for senior management and directors, the compensation and benefit plans in which officers and directors are eligible to participate, and awards under (and otherwise administering) such plans. The Compensation Committee operates under a written charter adopted by the full Board of Directors. Members of the Compensation Committee are Messrs. Cash, Nichols and Olson, all of whom are independent directors. During fiscal 2008, the Compensation Committee met three times.
     Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for identifying qualified individuals to serve as directors; reviewing the qualifications of incumbent directors and those candidates proposed by a director, executive officer or stockholder; making recommendations to the full Board of Directors regarding such candidates; recommending the candidates that will serve on the various committees of the Board; reviewing Board composition; and reviewing the management succession plan of the Company.
     When determining whether to nominate a current director to be reelected as a director, the Nominating and Corporate Governance Committee must review the performance of the director during the prior year using performance criteria established by the Nominating and Corporate Governance Committee which, at a minimum, shall include:
•	attendance at Board and Committee meetings;

•	preparedness for Board and Committee meetings;

•	quality of objectivity in exercising business judgment;

•	participation at Board and Committee meetings; and
•	candor toward other directors, management and professionals retained by the Company.
     The Nominating and Corporate Governance Committee has no specifically defined process for identifying and evaluating nominees, but it seeks to identify potential candidates for membership on the Board through conversations with members of the Board, senior management and other constituencies. The Nominating and Corporate Governance Committee may from time to time engage a third party to identify or evaluate or assist in identifying or evaluating potential nominees. The Nominating and Corporate Governance Committee is also responsible for reviewing the qualifications and performance of incumbent directors to determine whether to recommend them to the Board of Directors as nominees for re-election.
     The Nominating and Corporate Governance Committee also considers nominees proposed by our stockholders in accordance with the provisions contained in our bylaws and certificate of incorporation. Nominations made by stockholders must be made by written notice setting forth the information required by our bylaws and certificate of incorporation received by the secretary of the Company at least 60 days in advance of the annual meeting of stockholders, or (if later) within ten days after the first public notice of that meeting is sent to stockholders. Stockholders may propose nominees for consideration by the Nominating and Corporate Governance Committee by submitting the names and supporting information to: Michael J. Bodayle, Assistant Secretary, First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203.
     In addition, the Nominating and Corporate Governance Committee is responsible for reviewing and recommending corporate governance policies for the Company; reviewing potential conflicts of interest involving directors or executive officers of the Company; evaluating Board performance, including the effectiveness of current Board policies and practices; and reviewing any regulatory requirements relating to the continuing education of directors. The Nominating and Corporate Governance Committee operates under a written charter adopted by the full

Board of Directors. Members of the Nominating and Corporate Governance Committee are Messrs. Bobbitt, Cash and Shipp, all of whom are independent directors. During fiscal 2008, the Nominating and Corporate Governance Committee met two times.
How Often Did the Board Meet During Fiscal 2008?
     The Board of Directors met four times during fiscal 2008. Each of the directors attended at least 75% of the aggregate of all meetings of the Board of Directors and all meetings of the committees on which the director served. All of the directors attended our 2007 annual meeting of stockholders.
How Do I Communicate with the Board?
     Stockholders and all other interested parties can send communications to the Board of Directors and, if applicable, to specified individual directors c/o First Acceptance Corporation, 3322 West End Ave., Suite 1000, Nashville, Tennessee 37203. All stockholder communications will be forwarded directly to the Board of Directors or, if applicable, to specified individual directors.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
     In accordance with our Related Party Transaction Policy, our Nominating and Corporate Governance Committee is responsible for reviewing and approving the terms and conditions of all transactions involving the Company and our executive officers, directors and beneficial owners of 5% or more of our common stock and their affiliates. The Nominating and Corporate Governance Committee considers all relevant information and facts available regarding a related party transaction, and takes into account factors that it deems to be appropriate, including, without limitation, whether the transaction is on terms no less favorable to the Company than could be obtained from unaffiliated third parties and whether the transaction is reasonably expected to benefit the Company. Approval of the Nominating and Corporate Governance Committee is not required for compensation paid to any director of the Company for services rendered to the Company in his or her capacity as a director if the compensation is required to be disclosed in the Company’s proxy statement pursuant to applicable SEC rules. The Nominating and Corporate Governance Committee is also not required to approve any compensation paid to an executive officer of the Company if the compensation is required to be reported in the Company’s proxy statement pursuant to applicable SEC rules or if the executive officer is not an immediate family member of another executive officer or director of the Company, the compensation would be required to be included in the Company’s proxy statement if the executive officer was a named executive officer and the Company’s Compensation Committee approved such compensation.
     Donald J. Edwards, our former President and Chief Executive Officer and a current director, was terminated as our President and Chief Executive Officer on April 30, 2004. In connection with Mr. Edwards’ separation from the Company, we entered into a Separation Agreement with Mr. Edwards. Pursuant to the terms of the Separation Agreement, we agreed to provide Mr. Edwards and his family with medical and dental insurance coverage through July 1, 2007 on terms consistent with the insurance provided to our other senior executives. We also agreed to reimburse Flexpoint Partners, LLC, an entity controlled by Mr. Edwards, for all expenses incurred by Flexpoint Partners pursuant to the lease for its office space located in Chicago, Illinois. The lease expires on August 31, 2009. During the 2008 fiscal year, we paid Mr. Edwards and Flexpoint Partners an aggregate of $167,413 pursuant to the Separation Agreement.
     Effective May 1, 2004, we entered into an Advisory Services Agreement with Flexpoint Partners pursuant to which Flexpoint Partners renders advisory services to us in connection with financings, mergers and acquisitions and other related matters. Pursuant to the Advisory Services Agreement, we paid Flexpoint Partners a quarterly fee of $62,500 and reimbursed it for its reasonable expenses incurred in connection with providing those advisory services for a four-year period through April 2008. There are no further amounts due related to the Advisory Services Agreement. During the 2008 fiscal year, we paid Flexpoint Partners advisory services fees of $125,000 and reimbursed it for $27,282 of expenses pursuant to the Advisory Services Agreement.
     Thomas M. Harrison, Jr.’s brother-in-law, Buck Hussung, serves as Vice President — Premium Processing and Customer Service of the Company. Mr. Hussung is compensated in a manner consistent with our employment and compensation policies applicable to other employees of similar title and responsibility. The aggregate annual compensation paid by the Company to Mr. Hussung during the 2008 fiscal year exceeded $120,000.

EXECUTIVE OFFICERS
     The following table sets forth certain information concerning our current executive officers.

Name	Age	Position
Stephen J. Harrison	56	Chief Executive Officer
Edward L. Pierce	51	President
Kevin P. Cohn	39	Senior Vice President and Chief Financial Officer
Daniel L. Walker	45	Senior Vice President — Operations
Keith E. Bornemann	36	Corporate Controller
     Stephen J. Harrison has served as our Chief Executive Officer and a director of the Company since April 2004. Mr. Harrison served as our President from April 2004 through February 2008. In 1995, Mr. Harrison co-founded USAuto Insurance Company, Inc., predecessor of USAuto Holdings, Inc., which we acquired in April 2004. Mr. Harrison has over 30 years experience in insurance and related industries, including automobile insurance and insurance agency operations. From 1974 to 1991, he served in various capacities with the Harrison Insurance Agency, a family-owned multi-line insurance agency. From 1991 to 1993, Mr. Harrison served as President of Direct Insurance Company, a non-standard automobile insurance company. Mr. Harrison is the brother of Thomas M. Harrison, Jr., a director of the Company.
     Edward L. Pierce has served as our President since February 2008. Mr. Pierce served as Executive Vice President of the Company from August 2006 to February 2008 and Chief Financial Officer from October 2006 to February 2008. From May 2001 through February 2006, Mr. Pierce served as Executive Vice President and Chief Financial Officer and as a director of BindView Development Corporation, a publicly-traded network security software development company. From November 1994 through January 2001, Mr. Pierce held various financial management positions, including Executive Vice President and Chief Financial Officer, with Metamor Worldwide Corporation, a publicly-traded global information technology services company. Previously, Mr. Pierce was Corporate Controller of American Oil and Gas Corporation and a Senior Audit Manager at Arthur Andersen & Co.
     Kevin P. Cohn has served as our Senior Vice President, Chief Financial Officer and Secretary since February 2008. Mr. Cohn served as Chief Accounting Officer and Corporate Controller of the Company from October 2006 to February 2008. From May 2001 through May 2006, he served as Vice President, Chief Accounting Officer and Corporate Controller of BindView Development Corporation, a publicly-traded network security software development company. From December 1997 until February 2001, Mr. Cohn was employed by Metamor Worldwide Inc., a publicly-traded global information technology services company, where he was Vice President, Chief Accounting Officer and Corporate Controller. Before that, Mr. Cohn was employed with Ernst & Young LLP as an Audit Manager.
     Daniel L. Walker has served as our Senior Vice President — Operations since October 2007 having responsibilities for both claims and underwriting. Mr. Walker served as our Senior Vice President — Claims from July 2007 to October 2007 and Vice President — Claims from March 2007 to July 2007. He has over 20 years claims experience, and served as Chief Claim Officer for Canal Insurance Company from August 2002 to March 2007.
     Keith E. Bornemann has served as Corporate Controller of the Company since February 2008. Mr. Bornemann served as Assistant Controller of the Company from January 2007 to February 2008. He has over 13 years of accounting, finance and internal audit experience, and was employed from January 2005 to January 2007 by Sachem, Inc., a privately-held global manufacturing company, where he was Manager of Finance and Internal Audit. From July 1995 to December 2004, Mr. Bornemann was employed with Ernst & Young LLP, most recently as an Audit Senior Manager.

AUDIT COMMITTEE REPORT
     The Audit Committee of the Board of Directors is composed of three directors who are independent directors as defined under the applicable rules of the New York Stock Exchange. The Audit Committee operates under a written charter adopted by the full Board of Directors. The Audit Committee’s responsibilities include oversight of our independent auditors and internal audit function, as well as oversight of our financial reporting process on behalf of the full Board of Directors. Management has the primary responsibility for the financial statements and the reporting process. Our independent auditors are responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.
     In this context, for fiscal 2008, the Audit Committee reviewed and discussed with management and the independent auditors the audited financial statements. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States. The Audit Committee reviewed a report on the effectiveness of our internal control over financial reporting and “Management’s Annual Report on Internal Control Over Financial Reporting” and Ernst and Young’s “Report of Independent Registered Public Accounting Firm,” which are included in our Annual Report on Form 10-K for the year ended June 30, 2008.
     The Audit Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 114. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with them their independence from the Company and its management. The Audit Committee has considered whether the independent auditors’ provision of non-audit services to the Company is compatible with maintaining the auditors’ independence.
     In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the full Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended June 30, 2008, which was filed with the SEC.
THE AUDIT COMMITTEE
Rhodes R. Bobbitt
Tom C. Nichols
William A. Shipp, Jr.
     The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

EXECUTIVE COMPENSATION
Compensation Committee Report
     The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based upon such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.
THE COMPENSATION COMMITTEE
Harvey B. Cash
Tom C. Nichols
Lyndon L. Olson, Jr.
Compensation Discussion and Analysis
     Overview of Compensation Process. The Compensation Committee of our Board of Directors is responsible for establishing the compensation arrangements for our employees, including our executive officers, and reviewing and making recommendations to the full Board of Directors regarding non-employee director compensation. The Compensation Committee is also responsible for the administration of our stock incentive plans and other compensation plans in which our employees participate. It is the responsibility of the Compensation Committee to determine whether, in its judgment, our executive compensation policies are reasonable and appropriate, meet the stated objectives of those policies and effectively serve our best interests and the best interests of our stockholders. Each member of the Compensation Committee is an “independent director” as defined under the applicable rules of the New York Stock Exchange and our Corporate Governance Guidelines, a “non-employee director” as defined in Rule 16b-3 of the rules promulgated under the Securities Exchange Act of 1934, and an “outside director” for the purposes of the Internal Revenue Code of 1986, in each case as determined by our Board of Directors.
     The Compensation Committee reviews our compensation policies on an annual basis and the compensation of individual executives is reviewed annually in light of the compensation policies for that year. In setting and reviewing executive compensation, in addition to corporate performance, the Compensation Committee believes it is appropriate to consider the level of experience and responsibilities of each executive, as well as the personal contributions a particular individual may make to the corporate enterprise. No relative weight is assigned to quantitative or qualitative factors considered by the Compensation Committee in reaching its decisions. The Company did not engage a compensation consultant or engage in benchmarking of component companies in determining the compensation of its executive officers during fiscal 2008.
     Role of Executive Officers in Compensation Decisions. The Compensation Committee makes all decisions regarding the compensation of our executive officers. The Compensation Committee annually evaluates the performance of our executive officers, and our chief executive officer and president provide the Compensation Committee with their assessment of the performance of our executive officers other than themselves. Decisions regarding the compensation of employees other than our executive officers are made by our chief executive officer and president in consultation with other members of management.
What Is Our Philosophy of Executive Officer Compensation?
     The Compensation Committee believes that the primary objectives of our executive compensation policies should be:
•	To attract and retain talented executives by providing compensation that is, overall, competitive with the compensation provided to executives at companies of comparable position in our industry, while maintaining compensation within levels that are consistent with our annual budget, financial objectives and operating performance;

•	To provide appropriate incentives for executives to work toward the achievement of our annual financial performance and business goals; and

•	To more closely align the interests of executives with those of stockholders and the long-term interests of the company by providing long-term incentive compensation in the form of stock options or other equity-based long-term incentive compensation.
     The Compensation Committee is committed to a strong link between our financial and strategic objectives and our compensation and benefit practices. It is the Committee’s objective to have a substantial portion of each executive officer’s compensation contingent upon our performance, as well as upon his or her individual performance. Accordingly, the Compensation Committee’s compensation philosophy for an executive officer emphasizes an overall analysis of the executive’s performance for the prior year, his or her projected role and responsibilities, required impact on execution of our strategy, total cash and equity compensation internally, and other factors the Compensation Committee deems appropriate.
     Elements of 2008 Executive Compensation. For the fiscal year ended June 30, 2008, the principal components of compensation for our executive officers were:
     Base Salary. We provide executive officers with base salaries to compensate them for services provided during the year. The base salaries of our executive officers are established by the terms of employment agreements between the Company and those executives. These employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee shall determine to be appropriate. The Compensation Committee generally reviews the base salaries of our executive officers on an annual basis. In determining whether an increase in base compensation for the executive officers is appropriate, the Compensation Committee considers the performance of the Company and the executive officer during the prior year, the executive officers’ level of base salary relative to other executive officers of the Company, and the recommendations of the chief executive officer and president. Based upon these factors, the Compensation Committee approved base salaries for our executive officers for fiscal 2008 and 2007 as follows.

	2008 Base Salary	2007 Base Salary
Name	($)	($)
Stephen J. Harrison	500,000	500,000
Edward L. Pierce	300,000	300,000
Kevin P. Cohn	200,000	200,000
Thomas M. Harrison, Jr. (1)	300,000	300,000
Randy L. Reed (2)	205,000	205,000
Daniel L. Walker	200,000	N/A
Keith E. Bornemann	120,000	N/A

(1)	Mr. Thomas M. Harrison, Jr. served as our Executive Vice President until December 31, 2007.

(2)	Mr. Reed served as our Senior Vice President — Sales until May 22, 2008.
Effective February 2008, certain of our executive officers changed their positions with the Company and/or assumed increased responsibilities, and the Compensation Committee increased the base salaries for those executive officers as follows.

Increased 2008
Base Salary
Name	($)
Edward L. Pierce	400,000
Kevin P. Cohn	250,000
Randy L. Reed	213,500
Daniel L. Walker	207,500
Keith E. Bornemann	135,000
     The Compensation Committee has not approved any increases in base salaries for the 2009 fiscal year.

     Cash Bonus. The Compensation Committee considers that compensation should be linked to operating performance. To achieve this link with regard to short-term performance, the Compensation Committee relies on cash bonuses awarded to our executive officers and other key employees. In determining the amount to be awarded to our executive officers, including our named executive officers, our Compensation Committee made its determinations on an individual executive officer basis. Pursuant to the terms of their employment agreements, our executive officers are entitled to annual cash bonus awards equal to up to a specified percentage of their annual salaries, based upon the attainment of performance-based objectives to be established by the Compensation Committee, provided that the annual bonus for Edward L. Pierce and Kevin P. Cohn for fiscal 2008 were to be no less than $75,000 and $83,750, respectively. Each individual executive officer’s cash bonus award was determined by the Compensation Committee based upon a review of the company’s and each individual’s performance during the year. In determining cash bonuses for 2008, the Compensation Committee considered the fact that, although the Company’s results were adversely affected by difficult economic conditions, the Company’s executive officers successfully implemented several management and operational initiatives that will benefit the Company in the future and provided leadership in a tough operating environment. Cash bonuses paid for fiscal 2008 to named executive officers are reflected in the Summary Compensation Table.
     Equity Awards. Equity awards, including stock options and restricted common stock (“restricted stock awards”), are the principal vehicle for payment of long-term compensation for our executive officers. The Compensation Committee believes stock-based incentive compensation should be structured so as to closely align the interests of the executive officers with the interests of our stockholders. All equity awards are granted pursuant to incentive plans approved by our stockholders. The Compensation Committee determines the equity award grants to the executive officers and takes into account the recommendations of the chief executive officer and president prior to approving awards of stock-based incentive compensation. These equity awards are granted in part to reward the senior executives for their long-term strategic management of the Company, and to motivate the executives to improve stockholder value. The Compensation Committee may also grant an award to an executive officer upon the commencement of his or her employment with the Company or upon a change in his or her duties or responsibilities with the Company. During fiscal 2008, the Compensation Committee awarded options to purchase an aggregate of 535,000 shares of common stock to executive officers and 400,000 shares of restricted common stock to Mr. Pierce. In October 2008, the Compensation Committee awarded 15,000 shares of restricted common stock to each of Messrs. Harrison and Pierce. Stock awards granted during fiscal 2008 to the named executive officers are reflected in the Summary Compensation Table and Grants of Plan-Based Awards Table.
     401(k) Plan. The Company maintains a 401(k) plan that provides for a matching contribution by the Company of 100% of the participant’s voluntary salary contributions of the first 3% of the participant’s salary contributed by the participant, plus 50% of the next 2% of salary, up to the maximum voluntary salary contribution established by the U.S. Department of Labor.
     Perquisites and Other Benefits. The Company does not generally provide material perquisites that are not, in the Compensation Committee’s view, integrally and directly related to the executive officers’ duties. Our executive officers also participate in other broad-based benefit programs that are generally available to our salaried employees, including health, dental, disability and life insurance programs.
     Benefits Upon Termination of Employment. We have employment agreements with our executive officers. These agreements generally provide that if the executive is terminated without cause or resigns for good reason (as defined in the employment agreements), the executive will receive certain severance payments and benefits. The Compensation Committee believes that the severance provisions contained in the employment agreements are an important element in attracting and retaining executive officers. See “Potential Payments Upon Termination or Change in Control” for information with respect to potential payments and benefits under these employment agreements and our other compensation arrangements upon the termination of our executive officers.
     Tax and Accounting Matters. Section 162(m) of the Internal Revenue Code of 1986, enacted as part of the Omnibus Budget Reconciliation Act of 1993, generally disallows a tax deduction to public companies for compensation over $1,000,000 paid to the chief executive officer and the four other most highly compensated executive officers. Under Internal Revenue Service regulations, qualifying performance-based compensation will not be subject to the deduction limit if certain requirements are met. The Compensation Committee expects to continue to monitor the application of Section 162(m) to executive compensation and will take appropriate action if it is warranted in the future. We operate our compensation programs with the intention of complying with Section 409A of the Internal Revenue Code of 1986.
Employment Agreements
     We have employment agreements with each of our executive officers. The employment agreements provide for a minimum base salary, adjusted for such increases as the Compensation Committee determines to be appropriate. The employment agreements provide that the Company will employ the executive until the executive’s termination of employment with the Company. In the event the executive’s employment with the Company is terminated for any reason, including termination by the Company for or without cause, resignation by the executive for or without good reason, or the executive’s death or disability, he will be entitled to receive his accrued but unpaid base salary, bonus and vacation pay through the effective date of termination, and unreimbursed employment-related expenses. In the event the executive’s employment with the Company is terminated by the Company for “cause” (as defined under “Potential Payments Upon Termination or Change-in-Control”), the Company shall have no further obligations under the employment agreement. In the event the executive’s employment with the Company is terminated by the executive without “good reason” (as defined under “Potential Payments Upon Termination or Change-in-Control”), the Company shall have no further obligations under the employment agreement. In the event the executive’s employment with the Company is terminated by the Company without cause, by the executive for good reason, or as the result of death or disability or in connection with a change-in-control (as defined under “Potential Payments Upon Termination or Change in Control”), the employment agreement provides that the executive will be entitled to severance payments and benefits as described below under “Potential Payments Upon Termination or Change-in-Control.” Payment of the severance payments and benefits generally is conditioned upon the executive’s compliance with other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment.
Compensation Committee Interlocks and Insider Participation
     During fiscal 2008, the Compensation Committee of the Board of Directors was composed of Harvey B. Cash, Tom C. Nichols and Lyndon L. Olson, Jr. None of these persons has at any time been an officer or employee of the Company or any of its subsidiaries. In addition, there are no relationships among our executive officers, members of the Compensation Committee or entities whose executives serve on the Board of Directors or the Compensation Committee that require disclosure under applicable SEC regulations.

Summary Compensation Table
     The following table sets forth compensation for fiscal 2008 earned by (i) our chief executive officer, (ii) our chief financial officer, (iii) our three next highest paid executive officers and (iv) Thomas M. Harrison, Jr. and Randy L. Reed, who are included in the table as named executive officers pursuant to SEC rules even though they were not employed by the Company on June 30, 2008.

						Stock	Option	All Other
		Salary		Bonus		Awards	Awards	Compensation
Name and Principal Position	Year	($)		($)		($) (1)	($) (2)	($)		Total ($)
Stephen J. Harrison	2008	500,000		—		—	73,806	8,417	(3)	582,223
Chief Executive Officer	2007	500,000		—		—	73,806	9,146	(3)	582,952

Edward L. Pierce	2008	350,000		100,000		199,952	411,814	9,528	(3)	1,071,294
President	2007	269,423	(4)	285,838	(5)	—	317,544	62,007	(6)	934,812

Kevin P. Cohn	2008	225,000		83,750		—	178,356	5,000	(3)	492,106
Senior Vice President,	2007	145,513	(7)	125,000	(8)	—	108,648	117,876	(9)	497,037
Chief Financial Officer and Secretary

Daniel L. Walker	2008	203,750		65,000		—	10,191	—		278,941
Senior Vice President - Operations

Keith E. Bornemann	2008	122,500		25,000		—	14,298	74,975	(10)	236,773
Corporate Controller

Thomas M. Harrison, Jr. (11)	2008	164,000		—		—	135,311	150,000	(12)	449,311
Former Executive Vice	2007	300,000		—		—	73,806	7,438	(3)	381,244
President and Secretary

Randy L. Reed (13)	2008	186,517		—		—	104,065	29,135	(14)	319,717
Former Senior Vice President — Sales

(1)	Represents the proportionate amount of the total value of restricted stock awards recognized as an expense during fiscal 2008 for financial accounting purposes under FAS 123R, disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. Compensation expense is equal to the closing price of the Company’s Common Stock on the New York Stock Exchange on the date of issuance ($3.04 per share on March 18, 2008) as amortized over the service period.

(2)	Represents the proportionate amount of the total value of option awards recognized as an expense during fiscal 2008 for financial accounting purposes under FAS 123R, disregarding for this purpose estimated forfeitures relating to service-based vesting conditions. Compensation expense is equal to the grant date fair value of the options estimated using the Black-Scholes option pricing model as amortized over the service period. See Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2008 for the assumptions made in determining option values.

(3)	Represents the matching amounts paid by the Company under our 401(k) Plan.

(4)	Represents the prorated portion of Mr. Pierce’s annual base salary of $300,000. Mr. Pierce’s employment with the Company commenced on September 13, 2006.

(5)	Includes a bonus of $100,000 relating to fiscal 2007 and a signing bonus of $185,838 paid by the Company in connection with the commencement of his employment.

(6)	Relocation expenses paid by the Company in connection with the commencement of his employment.

(7)	Represents the prorated portion of Mr. Cohn’s annual base salary of $200,000. Mr. Cohn’s employment with the Company commenced on October 9, 2006.

(8)	Includes a bonus of $50,000 relating to fiscal 2007 and a signing bonus of $75,000 paid by the Company in connection with the commencement of his employment.

(9)	Includes $50,266 attributable to the loss incurred by the Company from the purchase and sale of Mr. Cohn’s home in Houston, Texas, $44,734 related to other normal and customary closing costs and $22,876 of relocation expenses paid by the Company in connection with the commencement of his employment.

(10)	Includes $2,356 attributable to the matching amount paid by the Company under our 401(k) Plan and $72,619 of relocation expenses paid by the Company in connection with the commencement of employment.

(11)	Mr. Harrison served as our Executive Vice President until December 31, 2007. Pursuant to the terms of a Release Agreement, dated December 31, 2007, between Mr. Thomas M. Harrison, Jr. and the Company, he will continue to receive his base salary through December 31, 2009. Following the termination of his employment with the Company, Mr. Thomas M. Harrison, Jr. began receiving compensation for his service as a director of the Company. See “Proposal 1 — Election of Directors, How Are Our Directors Compensated?” above.

(12)	Severance payments paid to Mr. Thomas M. Harrison, Jr. pursuant to the terms of a Release Agreement, dated December 31, 2007, between Mr. Thomas M. Harrison, Jr. and the Company.

(13)	Mr. Reed served as our Senior Vice President — Sales until May 22, 2008. Pursuant to the terms of his Employment Agreement, Mr. Reed will continue to receive his base salary through May 22, 2009.

(14)	Includes $6,652 attributable to the matching amount paid by the Company under our 401(k) Plan and $22,483 of severance payments pursuant to the terms of his Employment Agreement.
Grants of Plan-Based Awards
     The following table sets forth information concerning each grant of an equity award made to a named executive officer in fiscal 2008. The Company did not grant any non-equity awards to the named executive officers in fiscal 2008.

		Estimated Future Payouts Under
		Non-Equity Incentive Plan Awards
					All Other		All Other
					Stock		Option		Exercise	Grant
					Awards:		Awards:		or Base	Date Fair
					Number of		Number of		Price of	Value of
					Shares of		Shares		Stock and	Stock and
					Stock or		Underlying		Option	Option
	Grant	Threshold	Target	Maximum	Units		Options		Awards	Awards
Name	Date	($)	($)	($)	(#)		(#) (1)		($)/sh (2)	($) (3)
Edward L. Pierce	3/18/08	—	—	—	—		100,000		3.04	178,830
	3/18/08	—	—	—	400,000	(4)	—		3.04	1,216,000

Kevin P. Cohn	3/18/08	—	—	—	—		225,000		3.04	402,368

Daniel L. Walker	3/18/08	—	—	—	—		100,000		3.04	178,830

Keith E. Bornemann	3/18/08	—	—	—	—		35,000		3.04	62,591

Randy L. Reed	3/18/08	—	—	—	—		75,000	(5)	3.04	134,123

(1)	All amounts reported in this column represent options granted under our 2002 Long Term Incentive Plan, as amended. Options generally vest in equal installments over a four or five year period on each anniversary of the grant date. Options will become fully exercisable under certain circumstances, including any termination of employment, as described within the “Potential Payments Upon Termination or Change in Control” section. Each option has a maximum term of 10 years, subject to earlier termination in the event of the optionee’s termination of employment.

(2)	In accordance with the terms of our 2002 Long Term Incentive Plan, as amended, the exercise price of stock option awards we grant has consistently been set at 100 percent of the closing market price of our Common Stock on the date of grant.

(3)	Regarding the stock option awards, represents the grant date fair value of stock option awards granted using the Black-Scholes option pricing model consistent with those values used under FAS 123R. The assumptions made in determining option values are disclosed in Note 5 to our consolidated financial statements in our Annual Report on Form 10-K for the year ended June 30, 2008. Regarding the restricted stock award, grant date fair value is equal to the product of the number of shares of restricted stock issued and the closing price for the Company’s Common Stock on the New York Stock Exchange on the date of issuance ($3.04 per share on March 18, 2008).

(4)	Restricted stock award granted under our 2002 Long Term Incentive Plan, as amended. Pursuant to the restricted stock award agreement, 160,000 shares will vest on July 1, 2009 and 80,000 shares will vest on each subsequent October 1st through October 1, 2011. The award will become fully exercisable under certain circumstances, including any termination of employment of Mr. Pierce as described within the “Potential Payments Upon Termination or Change in Control” section.

(5)	The option was cancelled upon the termination of Mr. Reed’s employment on May 22, 2008.

Outstanding Equity Awards at Fiscal Year-End
     The following table sets forth information concerning outstanding equity awards held by our named executive officers at June 30, 2008.

	Option Awards						Stock Awards
	Number of		Number of
	Securities		Securities				Number		Market Value
	Underlying		Underlying				of Shares or		of Shares or
	Unexercised		Unexercised		Option	Option	Units of Stock		Units of Stock
	Options (#)		Options (#)		Exercise	Expiration	That Have		That Have
Name	Exercisable		Unexercisable		Price ($)	Date	Not Vested (#)		Not Vested ($)
Stephen J. Harrison	83,346		16,654	(1)	6.64	4/30/14	—		—

Edward L. Pierce	62,500		187,500	(2)	11.81	9/13/16	400,000	(3)	1,280,000	(4)
	—		100,000	(5)	3.04	3/18/18	—		—

Kevin P. Cohn	25,000		75,000	(2)	11.13	10/9/16	—		—
	—		225,000	(5)	3.04	3/18/18	—		—

Daniel L. Walker	—		100,000	(6)	3.04	3/18/18	—		—

Keith E. Bornemann	2,000		8,000	(7)	10.12	2/7/17	—		—
	—		35,000	(6)	3.04	3/18/18	—		—

Thomas M. Harrison, Jr.	100,000	(8)	—		6.64	12/31/09	—		—

Randy L. Reed	30,000	(9)	—		8.13	5/22/09	—		—
	10,000	(9)	—		11.81	5/22/09	—		—

(1)	Mr. Stephen J. Harrison was granted an option to purchase 100,000 shares on April 30, 2004. The option vested 20% on the first anniversary date of the grant, with the balance vesting in equal 1.667% monthly installments over a four-year period.

(2)	Mr. Pierce was granted an option to purchase 250,000 shares on September 13, 2006 and Mr. Cohn was granted an option to purchase 100,000 shares on October 9, 2006. The options vest in equal 25% installments over a four-year period.

(3)	The Company issued 400,000 restricted shares to Mr. Pierce on March 18, 2008. Pursuant to the restricted stock award agreement, 160,000 shares vest on July 1, 2009 and 80,000 shares vest on each subsequent October 1st through October 1, 2011. The restricted stock will become fully exercisable under certain circumstances, including any termination of employment of Mr. Pierce, as described within the “Potential Payments Upon Termination or Change in Control” section.

(4)	Market value based on a closing share price of $3.20 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008.

(5)	Messrs. Pierce and Cohn were granted an option to purchase 100,000 and 225,000 shares, respectively, on March 18, 2008. The options vest in equal 25% installments over a four-year period.

(6)	Messrs. Walker and Bornemann were granted an option to purchase 100,000 and 35,000 shares, respectively, on March 18, 2008. The options vest in equal 20% installments over a five-year period.

(7)	Mr. Bornemann was granted an option to purchase 10,000 shares on February 7, 2007. The option vests in equal 20% installments over a five-year period.

(8)	Mr. Thomas M. Harrison, Jr. was granted an option to purchase 100,000 shares on April 30, 2004. Effective December 31, 2007, the option fully vested upon the termination of his employment with the Company and Mr. Thomas M. Harrison, Jr. must exercise the option by December 31, 2009.

(9)	Mr. Reed was granted an option to purchase 50,000 shares on both October 27, 2004 and September 13, 2006. The unvested portion of these options was cancelled effective May 22, 2008 upon the termination of his employment. Mr. Reed must exercise the vested portion of these options by May 22, 2009.

Option Exercises and Stock Vested
     During fiscal 2008, none of our named executive officers exercised any stock options or became vested in any restricted stock awards.
Equity Compensation Plan Information
     The following table summarizes information with respect to our equity compensation plans as of June 30, 2008.

Number of
	Securities To Be	Weighted	Number of Securities
	Issued Upon	Average	Remaining Available
	Exercise of	Exercise Price	For Future Issuance
	Outstanding	of Outstanding	Under Equity
Plan Category	Options	Options	Compensation Plans
Equity compensation plans approved by security holders	5,455,678	$4.13	2,299,093

Equity compensation plans not approved by security holders	—	—	—
Potential Payments Upon Termination or Change-in-Control
     The Company’s named executive officers are subject to written employment agreements that set forth the consideration payable to such named executive officers in connection with the termination of their employment. Payments of these amounts generally are conditioned upon the named executive officer’s compliance with the other provisions of his employment agreement, which include limitations upon his use and disclosure of confidential information, solicitation of employees, interference with the Company’s business opportunities and an obligation not to compete with the business of the Company for a specified period following termination of employment. In addition, the stock award agreements to which each of the named executive officers is a party include certain provisions that address the rights of the named executive officers upon termination.
     Description of Potential Payments on Termination or Change in Control. The discussion below outlines the amount of compensation payable to each of the named executive officers of the Company in the event of a termination of employment or following a change in control. Except as otherwise noted, the discussion below applies to each of the named executive officers.
     Payments Made Upon Any Termination of Employment. Regardless of the manner in which a named executive officer’s employment with the Company is terminated, he will be entitled to receive the following amounts:
•	accrued but unpaid base salary through the effective date of termination;

•	accrued but unpaid bonus owed to the executive as of the date of termination;

•	accrued but unpaid vacation pay; and

•	unreimbursed employment-related expenses.
     Payments Made Upon Termination of a Named Executive Officer for Cause. The Company may terminate each named executive officer for “cause,” which is defined as:
•	his conviction of a felony or a crime involving moral turpitude;

•	his act of dishonesty or fraud that has caused material harm to the Company;

•	his willful and continued failure to substantially perform duties and obligations under his employment agreement (other than any such failure resulting from incapacity due to physical or mental illness); or

•	his uncured gross negligence or willful misconduct.
     If a named executive officer were terminated for cause, he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.

     Payments Made Upon Resignation of a Named Executive Officer Without Good Reason. Each named executive officer may resign at any time. If his resignation were not for “good reason” (as defined below), he would not be entitled to receive any amounts other than as listed under “Payments Made Upon Any Termination of Employment” above.
     The term “good reason” is defined in the Company’s employment agreements as:
•	a reduction in the amount of the executive’s compensation in a manner that constitutes a breach of his employment agreement;

•	a material uncured breach of the Company’s obligations under the employment agreement;

•	an assignment of duties materially inconsistent with his position, duties, responsibilities and status with the Company, a reduction of his authority, a material change in his reporting responsibilities, titles or offices, or removal of him from any such positions (except in connection with the termination of his employment for cause, resignation of his employment other than for good reason or as a result of his death or disability); or

•	a requirement that he relocate his place of work to a location more than 50 miles from the Company’s current corporate headquarters (25 miles with respect to Mr. Stephen J. Harrison).
     And, solely with respect to Mr. Stephen J. Harrison’s employment agreement, as:
•	a “change in control” (as defined below) of the Company (other than one that he approved or voted in favor of in his capacity as a director and/or stockholder of the Company); or

•	removal from the Board other than for cause or is not reelected to the Board at the end of his term of service thereon.
     Payments Made Upon Disability of a Named Executive Officer. In the event of a named executive officer’s “disability” (defined as executive’s incapacitation or other absence from his full-time duties for six consecutive months or for at least 180 days during any 12-month period, in either case as a result of a mental or physical illness or injury), he would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above.
     The term “disability” is defined under Mr. Stephen J. Harrison’s employment agreement as:
•	an inability to engage in any substantial gainful activity by reason of any medically physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months;
•	the receipt of income replacement benefits for a period of not less than three (3) months under an accident and health plan sponsored by the Company which covers employees of the Company by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; or

•	totally disabled, as determined by the Social Security Administration.
     In the event of Mr. Stephen J. Harrison’s disability, he would also be entitled to:
•	payments during the severance period (as defined below) in an amount equal to 60% of his initial base salary, payable in regular installments, net of any benefits he receives from disability insurance;

•	participate during the severance period in all employee health benefit programs made generally available to the Company’s senior management; and
•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     The term “severance period” is defined under Mr. Stephen J. Harrison’s employment agreement as the second anniversary of the termination of his employment.
     The term “total and permanent disability” is defined under the Company’s 2002 Long Term Incentive Plan, as amended, as a person being qualified for long-term disability benefits under the Company’s or one of its subsidiaries’ disability plans or insurance policies; or, if no such plan or policy is then in existence or if such person is not eligible to participate in such plan or policy, that the person is incapacitated and absent from his or her duties with the Company or any of its subsidiaries on a full time basis for a period of six (6) continuous months or for at least one hundred eighty (180) days during any twelve (12) month period as a result of mental or physical illness or physical injury, as determined in good faith by the Compensation Committee.
     In the event Mr. Pierce is terminated because of his total and permanent disability, he would also be entitled to:
•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.
     Payments Made Upon Death of a Named Executive Officer. In the event of a named executive officer’s death, his estate would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above.
     In the event of Mr. Stephen J. Harrison’s death, his estate would also be entitled to:
•	a bonus in the amount equal to the annual bonus he would have been entitled to had he remained an employee for the entire year, multiplied by the number of days in such year prior to the date of death, divided by 365; and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     In the event of Mr. Pierce’s death, his estate would also be entitled to:
•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.
     Payments Made Upon Termination Without Cause or Resignation for Good Reason. In the event of a named executive officer’s termination without cause or resignation for good reason, he would be entitled to:
•	all amounts under “Payments Made Upon Any Termination of Employment” above;
     In the event of Mr. Stephen J. Harrison’s termination without cause or resignation for good reason, he would also be entitled to:
•	a payment equal to the product of his then current base salary, times two (2), payable in one lump sum as of the effective date of termination or resignation;

•	a payment equal to the product of his annual bonus paid for the fiscal year immediately preceding the fiscal year in which the termination or resignation occurs, times two (2), payable in one lump sum as of the effective date of termination or resignation;

•	participate through the second anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s senior management;

•	an additional payment for any excise taxes resulting from the foregoing payments if the foregoing payments are made in connection with a change in control of the Company; and

•	the immediate vesting of all options granted pursuant to his nonqualified stock option agreement.
     In the event of Messrs. Pierce or Cohn’s termination without cause or resignation for good reason, he would also be entitled to:
•	a payment equal to the product of his then current base salary, times two (2), payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change in control” (as defined below) of the Company and occurs within twelve (12) months of such change in control, then the payment is payable in one lump sum as of the effective date of the termination or resignation);

•	participate through the first anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s senior management; and

•	an additional payment for any excise taxes resulting from the foregoing payments if the foregoing payments are made in connection with a change in control of the Company.
     In the event of Mr. Pierce’s termination without cause or resignation for good reason, he would also be entitled to:
•	the immediate termination of all remaining restrictions set forth and relating to all restricted stock awards granted to him.
     In the event of Mr. Walker’s termination without cause or resignation for good reason, he would also be entitled to:
•	a payment equal to his then current base salary payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change in control” (as defined below) of the Company and occurs within twelve (12) months of such change in control, then a payment equal to the product of his then current base salary, times 200 percent, is payable in one lump sum as of the effective date of the termination or resignation); and
•	participate through the first anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s employees.
     In the event of Mr. Bornemann’s termination without cause or resignation for good reason, he would also be entitled to:
•	a payment equal to his then current base salary payable in regular installments through the first anniversary of termination or resignation (if the termination or resignation is in connection with a “change in control” (as defined below) of the Company and occurs within twelve (12) months of such change in control, then a payment equal to the product of his then current base salary, times 150 percent, is payable in one lump sum as of the effective date of the termination or resignation); and

•	participate through the first anniversary of termination or resignation in all employee health benefit programs made generally available to the Company’s employees.
     The term “change in control” is defined under the Company’s 2002 Long Term Incentive Plan, as amended, as:
•	any consolidation, merger or share exchange of the Company in which the holders of a majority of the Company’s outstanding voting power prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor thereto following such transaction;

•	any sale, lease, exchange or other transfer (excluding transfer by way of pledge or hypothecation) in one transaction or a series of related transactions, of all or substantially all of the assets of the Company;

•	the approval by the stockholders of the Company of any plan or proposal for the liquidation or dissolution of the Company;

•	the cessation of control (by virtue of their not constituting a majority of directors) of the Board by the individuals who (a) at July 1, 2002 were directors or (b) become directors after July 1, 2002 and whose election or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then in office who were directors on July 1, 2002 or whose election or nomination for election was previously so approved; or

•	the acquisition of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of an aggregate of 50% or more of the voting power of the Company’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Securities Exchange Act of 1934) who beneficially owned less than 50% of the voting power of the Company’s outstanding voting securities on July 1, 2002.
     Provided, however, that notwithstanding the foregoing, an acquisition shall not constitute a change in control if the acquiror is (a) a trustee or other fiduciary holding securities under an employee benefit plan of the Company and acting in such capacity; (b) a subsidiary of the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of voting securities of the Company; or (c) in a Title 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Company to a case under Chapter 7.
     Pursuant to the terms of each named executive officer’s nonqualified stock option agreement, upon the effective date of a change in control, all unvested options granted to him will immediately become fully vested and exercisable provided that he is employed by (or, if he is a consultant or an outside director, is providing services to) the Company or a subsidiary from the grant date to the effective date of the change in control.
     Pursuant to the terms of Mr. Pierce’s restricted stock award agreement, upon the effective date of a change in control, all restrictions set forth and relating to such restricted stock awards granted to him will immediately be terminated.
     Summary of Potential Payments on Termination or Change in Control. The following tables set forth the estimated benefits to which each named executive officer is entitled in the event that (i) the Company terminates the named executive officer without cause or the named executive officer resigns for good reason, (ii) the Company terminates the named executive officer without cause or the named executive officer resigns for good reason in connection with a change in control of the Company, or (iii) the Company terminates the named executive officer is entitled in the event of a named executive officer’s termination for cause or resignation without good reason, or disability, death or retirement, assuming that the triggering event took place on and as of June 30, 2008.
     Termination Without Cause or Resignation For Good Reason

			Continued
		Additional	Benefit	Accelerated	Accelerated
		Severance	Plan	Stock Option	Restricted
	Bonus	Payment	Coverage	Vesting	Stock Vesting
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)
Stephen J. Harrison	—	1,000,000	16,272	—	—	1,016,272
Edward L. Pierce	100,000	800,000	12,212	16,000	1,280,000	2,208,212
Kevin P. Cohn	83,750	500,000	12,212	36,000	—	631,962
Thomas M. Harrison, Jr. (6)	—	600,000	16,272	—	—	616,272
Randy L. Reed (6)	—	213,500	3,698	12,000	—	229,198
Daniel L. Walker	65,000	207,500	6,810	16,000	—	295,310
Keith E. Bornemann	25,000	135,000	11,967	5,600	—	177,567

(1)	In the case of Mr. Stephen J. Harrison, includes the receipt of the accrued and unpaid bonuses and a lump sum payment equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs times two (2). In the case of Messrs. Pierce, Cohn, Walker and Bornemann, includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.

(2)	In the case of Messrs. Stephen J. Harrison, Pierce and Cohn, includes the receipt of an amount equal to the then current base salary times two (2). In the case of Messrs. Walker and Bornemann, includes the receipt of the then current base salary.

(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the second anniversary of the date of termination of employment in the case of Mr. Stephen J. Harrison, and for the period of twelve (12) months after the termination date in the case of Messrs. Pierce, Cohn, Walker and Bornemann; also includes the continuation of all employee health benefit programs generally available to similarly situated employees during the defined post-termination period.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2008). Consequently, the amounts represented in this column for Messrs. Pierce, Cohn, Reed, Walker and Bornemann represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $3.20 per share, the closing share price for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008. All stock options held by Messrs. Stephen J. Harrison and Thomas M. Harrison, Jr. that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of this table.

(5)	Market value based on a closing share price of $3.20 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008.

(6)	Messrs. Thomas M. Harrison, Jr. and Reed were terminated without cause effective December 31, 2007 and May 22, 2008, respectively. Messrs. Thomas M. Harrison, Jr. and Reed will continue to receive their base salaries through December 31, 2009 and May 22, 2009, respectively.

     Termination Resulting From a Change in Control

			Continued
		Additional	Benefit	Accelerated	Accelerated
		Severance	Plan	Stock Option	Restricted
	Bonus	Payment	Coverage	Vesting	Stock Vesting
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)
Stephen J. Harrison	—	1,000,000	16,272	—	—	1,016,272
Edward L. Pierce	100,000	800,000	12,212	16,000	1,280,000	2,208,212
Kevin P. Cohn	83,750	500,000	12,212	36,000	—	631,962
Daniel L. Walker	65,000	415,000	13,620	16,000	—	509,620
Keith E. Bornemann	25,000	202,500	11,967	5,600	—	245,067

(1)	In the case of Mr. Stephen J. Harrison, includes the receipt of the accrued and unpaid bonuses and a lump sum payment equal to the bonus paid to the executive for the fiscal year immediately preceding the year in which the termination of employment occurs times two (2). In the case of Messrs. Pierce, Cohn, Walker and Bornemann, includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.

(2)	In the case of Messrs. Stephen J. Harrison, Pierce, Cohn and Walker, includes the receipt of an amount equal to their then current base salary times two (2). In the case of Mr. Bornemann, includes the receipt of an amount equal to their then current base salary times 150 percent.

(3)	Represents the estimated maximum aggregate amount of the named executive officer’s payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of the named executive officer and members of his immediate family until the second anniversary of the date of termination of employment in the case of Messrs. Stephen J. Harrison and Walker, and for the period of twelve (12) months after the termination date in the case of Messrs. Pierce, Cohn, and Bornemann; also includes the continuation of all employee health benefit programs generally available to similarly situated employees during the defined post-termination period.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2008). Consequently, the amounts represented in this column for Messrs. Pierce, Cohn, Walker and Bornemann represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $3.20 per share, the closing price for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008. All stock options held by Mr. Stephen J. Harrison that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of this table.

(5)	Market value based on a closing share price of $3.20 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008.

     Termination For Cause or Resignation Without Good Reason, or Resulting From Disability, Death or Retirement

			Continued
		Additional	Benefit	Accelerated	Accelerated
		Severance	Plan	Stock Option	Restricted
	Bonus	Payment	Coverage	Vesting	Stock Vesting
Name	($) (1)	($) (2)	($) (3)	($) (4)	($) (5)	Total ($)
Stephen J. Harrison Cause or Resignation Without Good Reason	—	—	—	—	—	—
Disability	—	300,000	16,272	—	—	316,272
Death	—	—	—	—	—	—
Retirement	—	—	—	—	—	—
Edward L. Pierce Cause or Resignation Without Good Reason	100,000	—	—	—	—	100,000
Disability	100,000	—	—	16,000	1,280,000	1,396,000
Death	100,000	—	—	16,000	1,280,000	1,396,000
Retirement	100,000	—	—	—	1,280,000	1,380,000
Kevin P. Cohn Cause or Resignation Without Good Reason	83,750	—	—	—	—	83,750
Disability	83,750	—	—	36,000	—	119,750
Death	83,750	—	—	36,000	—	119,750
Retirement	83,750	—	—	—	—	83,750
Daniel L. Walker Cause or Resignation Without Good Reason	65,000	—	—	—	—	65,000
Disability	65,000	—	—	16,000	—	81,000
Death	65,000	—	—	16,000	—	81,000
Retirement	65,000	—	—	—	—	65,000
Keith E. Bornemann Cause or Resignation Without Good Reason	25,000	—	—	—	—	25,000
Disability	25,000	—	—	5,600	—	30,600
Death	25,000	—	—	5,600	—	30,600
Retirement	25,000	—	—	—	—	25,000

(1)	Includes the receipt of the accrued and unpaid bonuses as stipulated in their respective employment agreements.

(2)	In the case of Mr. Stephen J. Harrison, includes the receipt of 60% of his initial base salary, net of any benefits received from disability insurance, as stipulated in his employment agreement.

(3)	In the case of Mr. Stephen J. Harrison, represents the estimated maximum aggregate amount of his payable share of all medical, dental, health and disability insurance payables by the Company for the benefit of him and members of his immediate family until the second anniversary of the date of termination of employment.

(4)	Information regarding outstanding unexercisable options held by each named executive officer is set forth in the Outstanding Equity Awards at Fiscal Year-End table above. Stock options that have vested on an accelerated basis are exercisable within either twelve (12) or twenty-four (24) months, pursuant to the respective stock option agreement, following the date of the termination of service (which for purposes of this table is June 30, 2008). Consequently, the amounts represented in this column for Messrs. Pierce, Cohn, Walker and Bornemann represent the maximum profit the named executive officer would have received had he (i) exercised any of these options that were in-the-money and (ii) sold the underlying stock at $3.20 per share, the closing price for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008. All stock options held by Mr. Stephen J. Harrison that vested were out-of-the-money at all times during the appropriate exercise period and are assumed to have expired unexercised for purposes of this table.

(5)	Market value based on a closing share price of $3.20 for the Company’s Common Stock on the New York Stock Exchange on June 30, 2008.

PROPOSAL 2 — RATIFICATION OF INDEPENDENT AUDITORS
     The Audit Committee has selected Ernst & Young LLP to serve as our independent auditors for the current fiscal year, and the stockholders are requested to ratify this appointment. Ernst & Young has served as our independent registered public accounting firm since September 2005. A representative of Ernst & Young is expected to be present at the annual meeting, will have an opportunity to make a statement if he or she so desires and is expected to be available to respond to appropriate questions. Stockholders should recognize that the ratification of the appointment of Ernst & Young does not preclude the Audit Committee from subsequently determining to change independent auditors if the Audit Committee determines such action to be in the best interests of the Company and its stockholders.
Fees Billed to Us by Ernst & Young LLP During Fiscal 2008 and 2007
     Audit Fees. The aggregate audit fees billed by Ernst & Young for the fiscal years ended June 30, 2008, and 2007 were $814,000 and $829,000, respectively. The fees include professional services and expenses for annual audits and quarterly reviews of our financial statements.
     Audit-Related Fees. Audit-related fees billed by Ernst & Young for the fiscal years ended June 30, 2008 and 2007 were $22,000 and $20,000, respectively. These fees related to the audit of the Company’s 401(k) plan.
     Tax Fees. The aggregate tax fees billed by Ernst & Young for the fiscal year ended June 30, 2008 and 2007 were $60,000 and $50,000, respectively. These fees related to the preparation of fiscal year federal and state income tax returns for the Company.
     All Other Fees. No amounts were billed by Ernst & Young during the fiscal years ended June 30, 2008 and 2007 that would be categorized as “All Other Fees.”
Audit Committee Pre-Approval Policies and Procedures.
     Our Audit Committee has adopted a policy, contained in its Restated Charter, which provides that our Audit Committee must pre-approve all audit and non-audit services provided to the Company by our independent auditors. This policy is administered by our senior management, which reports throughout the year to the Audit Committee. The Audit Committee pre-approved all audit and non-audit services provided by Ernst & Young.
Auditor Rotation Policies
     Ernst & Young maintains partner rotation policies in accordance with the rules promulgated by the SEC. Such rules have required rotation of the lead audit partner after five years of assignment to the engagement.
Required Vote; Recommendation of the Board
     Approval of this proposal requires the affirmative vote of a majority of the shares represented in person or by proxy and entitled to vote on the matter. A properly executed proxy marked “ABSTAIN” with respect to this proposal will have the same effect as a vote against the proposal. However, as discussed elsewhere in this proxy statement, both abstentions and broker nonvotes will factor into the determination of the existence of a quorum.
     The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as First Acceptance Corporation’s independent auditors.

OTHER MATTERS
     As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by stockholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holder.
ADDITIONAL INFORMATION
     Stockholder Proposals for the 2009 Annual Meeting. Pursuant to Rule 14a-8(e) of the Securities Exchange Act of 1934, stockholder proposals submitted in accordance with applicable rules and regulations for presentation at our next annual meeting and received at our executive offices no later than June 8, 2009 will be considered for inclusion in our proxy statement and form of proxy relating to the 2009 annual meeting.
     For other stockholder proposals to be timely (but not considered for inclusion in our proxy statement), a stockholder’s notice must be received at our executive offices no later than 60 days before our annual meeting or (if later) within ten days after the public notice of that meeting is sent to the stockholders of the Company, and should otherwise comply with the advance notice provisions of our certificate of incorporation. For proposals that are not timely filed, we retain discretion to vote the proxies that we receive. For proposals that are timely filed, we retain discretion to vote the proxies that we receive, provided (1) we include in our proxy statement advice on the nature of the proposal and how we intend to exercise our voting discretion and (2) the proponent does not issue a proxy statement.
     Proxy Solicitation Costs. The proxies being solicited hereby are being solicited by us. We will bear the cost of soliciting proxies in the enclosed form. Our officers and regular employees may, but without compensation other than their regular compensation, solicit proxies by mail, personal conversations, telephone, telex, facsimile or electronic means. Upon request, we will reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of our common stock.
     Financial Statements Available. A copy of our 2008 Annual Report to Stockholders containing our Annual Report on Form 10-K for the year ended June 30, 2008 and other information accompanies this proxy statement.
     Householding Information. As permitted by the SEC’s proxy statement rules, we will deliver only one copy of our 2008 Annual Report to Stockholders or this proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly, upon written or oral request, a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered. Conversely, stockholders sharing an address who are receiving multiple copies of our annual reports or proxy statements may request delivery of a single copy.
     Requests in this regard should be addressed to:
Michael J. Bodayle,
Assistant Secretary
First Acceptance Corporation
3322 West End Ave., Suite 1000
Nashville, TN 37203
(615) 844-2907

FIRST ACCEPTANCE CORPORATION P R O X Y BOARD OF DIRECTORS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS AT 9:30 AM, WEDNESDAY, NOVEMBER 5, 2008 FIRST ACCEPTANCE CORPORATION, 3322 WEST END AVENUE, SUITE 1000, NASHVILLE, TENNESSEE 37203 The undersigned hereby constitutes and appoints each of Stephen J. Harrison and Kevin P. Cohn his or her true and lawful agents and proxies with full power of substitution in each to represent the undersigned, with all the powers which the undersigned would possess if personally present, and to vote the Common Stock of First Acceptance Corporation held of record by the undersigned on the record date, at the Annual Meeting of Stockholders of First Acceptance Corporation, to be held at First Acceptance Corporation, 3322 West End Avenue, Suite 1000, Nashville, Tennessee 37203, on November 5, 2008, at 9:30 a.m. local time, and at any adjournment or postponement thereof, on all matters coming before said meeting. ELECTION OF DIRECTORS: To elect each of Rhodes R. Bobbitt, Harvey B. Cash, Donald J. Edwards, Gerald J. Ford, Stephen J. Harrision, Thomas M. Harrison, Jr., Tom C. Nichols, Lyndon L. Olson, Jr. and William A. Shipp, Jr. to serve until the next Annual Meeting of Stockholders and until their successors are duly elected and qualified or their earlier death, resignation or removal from office. The Board of Directors recommends a vote FOR the election of all nominees for director and FOR Proposal 2. CONTINUED AND TO BE SIGNED ON REVERSE SIDE BNY MELLON SHAREOWNER SERVICES Address Change/Comments P.O. BOX 3550 (Mark the corresponding box on the reverse side) SOUTH HACKENSACK, NJ 07606-9250 FOLD AND DETACH HERE You can now access your BNY Mellon Shareowner Services account online. Access your BNY Mellon Shareowner Services shareholder/stockholder account online via Investor ServiceDirect® (ISD). The transfer agent for First Acceptance Corporation, now makes it easy and convenient to get current information on your shareholder account. • View account status • View payment history for dividends • View certificate history • Make address changes • View book-entry information • Obtain a duplicate 1099 tax form • Establish/change your PIN Visit us on the web at http://www.bnymellon.com/shareowner/isd For Technical Assistance Call 1-877-978-7778 between 9am-7pm Monday-Friday Eastern Time ****TRY IT OUT**** www.bnymellon.com/shareowner/isd Investor ServiceDirect® Available 24 hours per day, 7 days per week TOLL FREE NUMBER: 1-800-370-1163 Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.bnymellon.com/shareowner/isd where step-by-step instructions will prompt you through enrollment.

lease mark your votes as X indicated in this example Election of Directors (Proposal No. 1) Nominees: FOR WITHHOLD ALL FOR ALL *EXCEPTIONS FOR AGAINST ABSTAIN 01 Rhodes R. Bobbitt 02 Harvey B. Cash 2. To ratify the election of Ernst & Young LLP as independent 03 Donald J. Edwards auditors for the Company for the fiscal year ending June 30, 2009. 04 Gerald J. Ford 05 Stephen J. Harrision This Proxy, when properly executed, will be voted in the manner directed herein and will 06 Thomas M. Harrison, Jr. authorize the Proxies to take action in their discretion upon other matters that may properly 07 Tom C. Nichols come before the meeting. If no direction is made, the Proxy will be voted in accordance with 08 Lyndon L. Olson, Jr. the recommendations of the Board of Directors. Proxies are authorized to vote upon matters 09 William A. Shipp, Jr. incident to the conduct of the meeting, such as approval of one or more adjournments of the meeting for the purposes of obtaining additional stockholder votes. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “Exceptions” box above and write that nominee’s name in the space provided below.) *Exceptions ___Mark Here for Address Change or Comments SEE REVERSE Signature Signature Date Joint owners must each sign. Please sign your name(s) EXACTLY as your name(s) appear(s) on this card. When signing as attorney, trustee, executor, administrator, guardian or corporate officer please give your FULL title. (PLEASE SIGN, DATE, AND MAIL TODAY.) FOLD AND DETACH HERE FIRST ACCEPTANCE CORPORATION Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting, November 5, 2008 You are encouraged to specify your vote by marking the appropriate box ON THE REVERSE SIDE but you need not mark any box if you wish to vote in accordance with the Board of Directors’ recommendations which are FOR the election of the named nominees as directors and FOR Proposal 2. The Proxies cannot vote your shares unless you sign and return this card. This Proxy may be revoked in writing at anytime prior to the voting thereof. FIRST ACCEPTANCE CORPORATION THIS IS YOUR PROXY First Acceptance Corporation Dear Stockholder: Your Proxy is being solicited by the Board of Directors of First Acceptance Corporation for the Annual Meeting of Stockholders to be held on November 5, 2008, at 9:30 a.m. local time, at our corporate headquarters which are located at 3322 West End Avenue, Suite 1000, Nashville, Tennessee 37203. Enclosed with this Proxy is a Proxy Statement containing important information about the matters that you are being asked to approve. Your vote is important. Whether or not you plan to attend the Annual Meeting, you can be sure your shares are represented at the meeting by promptly returning your completed Proxy card prior to the Annual Meeting. Please mark the boxes on the Proxy card above to indicate how your shares are to be voted, then sign the card, detach it and return your Proxy card in the enclosed envelope. Thank you in advance for your prompt consideration of these matters.